Exhibit 99.1

April 21, 2021 For Immediate Release

Press Release

Heartland Express, Inc. Reports Revenues and Earnings for the First Quarter of 2021

NORTH LIBERTY, IOWA - April 21, 2021 - Heartland Express, Inc. (Nasdaq: HTLD) announced today financial results for the three months ended March 31, 2021.

Three months ended March 31, 2021:
•Net Income of $13.7 million, and Basic Earnings per Share of $0.17,
•Operating Revenue of $152.4 million,
•Operating Income of $18.3 million,
•Operating Ratio of 88.0% and 86.5% Non-GAAP Adjusted Operating Ratio(1),
•Cash Balance of $148.2 million and Total Assets of $949.4 million,
•Stockholders' Equity of $722.4 million,
•Debt-Free Balance Sheet.

Heartland Express Chief Executive Officer Mike Gerdin, commented on the quarterly operating results and ongoing initiatives of the Company, "Our operating results for the three months ended March 31, 2021 showed strength in terms of profit, overall operating efficiency, and our continued ability to build cash on our balance sheet. During the first quarter of 2021, we generated an additional $34 million of cash on hand. The first two months of the quarter delivered strong freight demand but were restricted by significant weather shutdowns in the month of February. Extreme winter weather events affected the Company’s revenues during the month of February while at the same time we continued to pay our drivers during extended weather shut downs to protect their pay while we had them shut down for safety. However, the month of March delivered a strong finish to the end of the first quarter, with significantly better revenue and operating results as compared to the first two months of 2021.”

Mr. Gerdin continued, “From a financial perspective, we were able to improve our operating income and control costs to deliver an operating ratio of 88.0% and a non-GAAP adjusted operating ratio(1) of 86.5%, an improvement to the same quarter of 2020 where we delivered an operating ratio of 89.6% and a non-GAAP adjusted operating ratio(1) of 88.2%. Our operating income for the first quarter was $18.3 million, a 5.5% increase, compared to $17.3 million in the first quarter of 2020. We also continue to navigate the challenge to recruit, hire, and retain qualified and safe operating drivers. Even though we recently increased driver pay by approximately 6% in October 2020, we intend to implement additional driver pay enhancements during the second quarter of 2021. We continue to be extremely proud of our drivers and have continued to challenge ourselves to develop strategies to better compensate our drivers for the critical work that they perform. We are proud of what we have accomplished and we believe we are well positioned for the days ahead.”

Financial Results

Heartland Express ended the first quarter of 2021 with operating revenues of $152.4 million, compared to $166.3 million in the first quarter of 2020. Operating revenues for the quarter included fuel surcharge revenues of $16.8 million, compared to $19.5 million in the same period of 2020, a $2.7 million decrease. Operating income for the three-month period ended March 31, 2021 was $18.3 million, an increase of $1.0 million as compared to the same period of the prior year. Net income was $13.7 million, compared to $13.2 million in the first quarter of 2020, an increase of 3.7%. Basic earnings per share were $0.17 during the quarter as compared to $0.16 during the same period of 2020. The Company posted an operating ratio of 88.0%, non-GAAP adjusted operating ratio(1) of 86.5%, and a 9.0% net margin (net income as a percentage of operating revenues) in the first quarter of 2021 compared to 89.6%, 88.2%, and 8.0%, respectively, in the first quarter of 2020.

Balance Sheet, Liquidity, and Capital Expenditures

As of March 31, 2021, the Company had $148.2 million in cash balances and no borrowings under the Company's unsecured line of credit. The Company had $88.5 million in available borrowing capacity on the line of credit as of March 31, 2021 after consideration of $11.5 million outstanding letters of credit. In addition to the current borrowing base of $100 million, the Company has the ability to increase the available borrowing base by an additional $100 million, subject to normal credit and lender approvals. The Company continues to be in compliance with associated financial covenants. The Company ended the quarter with total assets of $949.4 million and stockholders' equity of $722.4 million.

Net cash flows from operations for the first three months of 2021 were $35.4 million, 23.2% of operating revenue. Net revenue equipment and terminal transactions provided $15.4 million of cash. The primary uses of net cash during the three-month period ended March 31, 2021 was $15.0 million for the repurchase of our common stock and $1.6 million for dividends.

The average age of the Company's tractor fleet was 1.7 years as of March 31, 2021 compared to 2.0 years on March 31, 2020. The average age of the Company's trailer fleet was 3.8 years as of March 31, 2021 compared to 3.8 years on March 31, 2020. The Company currently anticipates a total of approximately $85 to $95 million in net capital expenditures for the remainder of calendar year 2021.

The Company ended the past twelve months with a return on total assets of 7.5% and a 9.9% return on equity.
The Company continues its commitment to stockholders through the payment of cash dividends and repurchases of common stock. A dividend of $0.02 per share was declared and paid during the first quarter of 2021. The Company has now paid cumulative cash dividends of $492.0 million, including three special dividends, ($2.00 in 2007, $1.00 in 2010, and $1.00 in 2012) over the past seventy-one consecutive quarters since 2003. During the three months ended March 31, 2021, the Company purchased 768,801 shares of our common stock for $14.5 million as compared to 710,376 shares of our common stock for $12.3 million during the same period of 2020. Our outstanding shares at March 31, 2021 were 79.9 million. A total of 3.6 million shares of common stock have been repurchased for $65.8 million over the past five years. The Company has the ability to repurchase an additional 4.7 million shares under the current authorization which would result in 75.2 million outstanding shares if fully executed.

Other Information

During the first quarter of 2021, we continued to deliver award-winning service and safety to our customers as evidenced by the following awards received:

•Transplace - 2020 Carrier of the Year
•Tosca - 2020 Carrier of the Year

Operating revenue excluding fuel surcharge revenue and adjusted operating ratio are non-GAAP financial measures and are not intended to replace financial measures calculated in accordance with GAAP. These non-GAAP financial measures supplement our GAAP results. We believe that using these measures affords a more consistent basis for comparing our results of operations from period to period. The information required by Item 10(e) of Regulation S-K under the Securities Act of 1933 and the Securities Exchange Act of 1934 and Regulation G under the Securities Exchange Act of 1934, including a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP, is included in the table at the end of this press release.

This press release may contain statements that might be considered as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as “seek,” “expects,” “estimates,” “anticipates,” “projects,” “believes,” “hopes,” “plans,” “goals,” “intends,” “may,” “might,” “likely,” “will,” “should,” “would,” “could,” “potential,” “predict,” “continue,” “strategy,” “future,” “outlook,” and similar terms and phrases. In this press release, the statements relating to reducing unnecessary or unproductive costs, our ability to react to changing market conditions, operational improvements, progress toward our goals, and future capital expenditures are forward-looking statements. Such statements are based on management's belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties, and undue reliance should not be placed on such statements. Actual events may differ materially from those set forth in, contemplated by, or underlying such statements as a result of numerous factors, including, without limitation, those specified in the Company's Annual Report on Form 10-K for the year ended December 31, 2020. The Company assumes no obligation to update any forward-looking statements, which speak as of their respective dates.

Contact: Heartland Express, Inc. (319-626-3600) Mike Gerdin, Chief Executive Officer Chris Strain, Chief Financial Officer

HEARTLAND EXPRESS, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2021	2020
OPERATING REVENUE	$152,402	$166,318

OPERATING EXPENSES:
Salaries, wages, and benefits	$64,782	$70,254
Rent and purchased transportation	964	1,608
Fuel	24,157	25,941
Operations and maintenance	5,688	6,800
Operating taxes and licenses	3,621	3,842
Insurance and claims	5,439	5,354
Communications and utilities	1,226	1,421
Depreciation and amortization	26,926	26,634
Other operating expenses	5,552	6,909
(Gain)/Loss on disposal of property and equipment	(4,232)	229

	134,123	148,992

Operating income	18,279	17,326

Interest income	138	377

Income before income taxes	18,417	17,703

Federal and state income taxes	4,683	4,465

Net income	$13,734	$13,238

Earnings per share
Basic	$0.17	$0.16
Diluted	$0.17	$0.16

Weighted average shares outstanding
Basic	80,152	81,870
Diluted	80,206	81,945

Dividends declared per share	$0.02	$0.02

HEARTLAND EXPRESS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts) (unaudited)
	March 31,	December 31,
ASSETS	2021	2020
CURRENT ASSETS
Cash and cash equivalents	$148,212	$113,852
Trade receivables, net	60,568	55,577
Prepaid tires	8,758	8,241
Other current assets	9,129	15,342
Total current assets	226,667	193,012

PROPERTY AND EQUIPMENT	760,068	779,360
Less accumulated depreciation	247,235	240,080
	512,833	539,280
GOODWILL	168,295	168,295
OTHER INTANGIBLES, NET	24,148	24,746
DEFERRED INCOME TAXES, NET	—	8,164
OTHER ASSETS	17,478	17,679
	$949,421	$951,176
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$16,954	$12,751
Compensation and benefits	25,607	22,422
Insurance accruals	15,482	15,837
Income taxes payable	6,960	1,475
Other accruals	19,053	18,557
Total current liabilities	84,056	71,042
LONG-TERM LIABILITIES
Income taxes payable	5,564	5,801
Deferred income taxes, net	92,450	104,004
Insurance accruals less current portion	44,934	45,995
Total long-term liabilities	142,948	155,800
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Capital stock, common, $.01 par value; authorized 395,000 shares; issued 90,689 in 2021 and 2020; outstanding 79,905 and 80,653 in 2021 and 2020, respectively	907	907
Additional paid-in capital	4,476	4,330
Retained earnings	903,105	890,970
Treasury stock, at cost; 10,784 and 10,036 in 2021 and 2020, respectively	(186,071)	(171,873)
	722,417	724,334
	$949,421	$951,176

(1)

GAAP to Non-GAAP Reconciliation Schedule:
Operating revenue, operating revenue excluding fuel surcharge revenue, fuel surcharge revenue, operating income, operating ratio, and adjusted operating ratio reconciliation (a)

	Three Months Ended March 31,
	2021	2020
	(Unaudited, in thousands)

Operating revenue	$152,402	$166,318
Less: Fuel surcharge revenue	16,785	19,465
Operating revenue, excluding fuel surcharge revenue	135,617	146,853

Operating expenses	134,123	148,992
Less: Fuel surcharge revenue	16,785	19,465
Adjusted operating expenses	117,338	129,527

Operating income	$18,279	$17,326
Operating ratio	88.0%	89.6%
Adjusted operating ratio	86.5%	88.2%

(a) Operating revenue excluding fuel surcharge revenue, fuel surcharge revenue, and adjusted operating ratio as reported in this press release are based upon operating expenses, net of fuel surcharge revenue, as a percentage of operating revenue excluding fuel surcharge revenue. We believe that adjusted operating ratio is more representative of our underlying operations by excluding the volatility of fuel prices, which we cannot control. Adjusted operating ratio is not a substitute for operating ratio measured in accordance with GAAP. There are limitations to using non-GAAP financial measures. Although we believe that adjusted operating ratio improves comparability in analyzing our period-to-period performance, it could limit comparability to other companies in our industry if those companies define adjusted operating ratio differently. Because of these limitations, adjusted operating ratio should not be considered a measure of income generated by our business or discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.